UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2) *

Shore Bancshares, Inc. (SHBI)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

825107105
(CUSIP Number)

12/31/2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP: 825107105	Page 2 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,081,598 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	537,275 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,081,598 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		8.54%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 432,483 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, and 4,792 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 371,047 shares of common stock of the Issuer held by Bridge Equities III, LLC, 89,030 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 15,656 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 20,538 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 48,052 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 100,000 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

(2)	Consists of 432,483 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, and 4,792 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 100,000 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP: 825107105	Page 3 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	432,483 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	432,483 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		432,483 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.41%
12	TYPE OF REPORTING PERSON		OO

Consists of 432,483 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP: 825107105	Page 4 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	4,792 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	4,792 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		4,792 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.04%
12	TYPE OF REPORTING PERSON		OO

Consists of 4,792 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP: 825107105	Page 5 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,081,598 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	537,275 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,081,598 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		8.54%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 432,483 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, and 4,792 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 371,047 shares of common stock of the Issuer held by Bridge Equities III, LLC, 89,030 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 15,656 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 20,538 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 48,052 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 100,000 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

(2)	Consists of 432,483 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, and 4,792 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member and 100,000 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP: 825107105	Page 6 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	371,047 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	371,047 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		371,047 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.30%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 371,047 shares of common stock of the Issuer held by the Bridge Equities III, LLC.

CUSIP: 825107105	Page 7 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	89,030 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	89,030 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		89,030 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.70%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 89,030 shares of common stock of the Issuer held by the Bridge Equities VIII, LLC.

CUSIP: 825107105	Page 8 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	15,656 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	15,656 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		15,656 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.12%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 15,656 shares of common stock of the Issuer held by the Bridge Equities IX, LLC.

CUSIP: 825107105	Page 9 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	20,538 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	20,538 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		20,538 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.16%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 20,538 shares of common stock of the Issuer held by the Bridge Equities X, LLC.

CUSIP: 825107105	Page 10 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	48,052 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	48,052 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		48,052 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.38%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 48,052 shares of common stock of the Issuer held by the Bridge Equities XI, LLC.

CUSIP: 825107105	Page 11 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	544,323 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	544,323 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		544,323 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.30%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 371,047 shares of common stock of the Issuer held by Bridge Equities III, LLC, 89,030 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 15,656 shares common stock of the Issuer held by Bridge Equities IX, LLC, 20,538 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 48,052 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP: 825107105	Page 12 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	544,323 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	544,323 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		544,323 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.30%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 371,047 shares of common stock of the Issuer held by Bridge Equities III, LLC, 89,030 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 15,656 shares common stock of the Issuer held by Bridge Equities IX, LLC, 20,538 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 48,052 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP: 825107105	Page 13 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	544,323 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	544,323 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		544,323 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.30%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 371,047 shares of common stock of the Issuer held by Bridge Equities III, LLC, 89,030 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 15,656 shares common stock of the Issuer held by Bridge Equities IX, LLC, 20,538 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 48,052 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP: 825107105	Page 14 of 18

Item 1(a).	Name of Issuer:

Shore Bancshares, Inc

Item 1(b).	Address of Issuer’s Principal Executive Offices:

28969 Information Lane Easton, MD 21601

Item 2(a).	Name of Person Filing:

FJ Capital Management, LLC

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

1313 Dolley Madison Blvd, Ste 306

McLean, VA 22101

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd. STE 306

McLean, VA 22101

Financial Opportunity Long/Short Fund LLC

1313 Dolley Madison Blvd., Ste 306
McLean, VA 22101

Martin S. Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP: 825107105	Page 15 of 18

SunBridge Manager, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company, Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

FJ Capital Management LLC, Financial Opportunity Fund, LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

469249205

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP: 825107105	Page 16 of 18

Item 4.	Ownership.

Ownership information is provided as of:
	(a)	Amount beneficially owned:

FJ Capital Management LLC – 1,081,598 shares

Financial Opportunity Fund LLC – 432,483 shares

Financial Opportunity Long/Short Fund LLC – 4,792 shares

Martin S. Friedman – 1,081,598 shares

Bridge Equities III, LLC – 371,047shares

Bridge Equities VIII, LLC – 89,030 shares

Bridge Equities IX, LLC – 15,656 shares

Bridge Equities X, LLC – 20,538 shares

Bridge Equities XI, LLC – 48,052 shares

SunBridge Manager, LLC – 544,323 shares

SunBridge Holdings, LLC - 544,323 shares

Realty Investment Company, Inc – 544,323 shares

	(b)	Percent of class:

FJ Capital Management LLC – 8.54%
Financial Opportunity Fund LLC – 3.41%

Financial Opportunity Long/Short Fund LLC – 0.04%

Martin S. Friedman – 8.54%

Bridge Equities III, LLC – 4.30%

Bridge Equities VIII, LLC – 0.70%

Bridge Equities IX, LLC – 0.12%

Bridge Equities X, LLC – 0.16%

Bridge Equities XI, LLC – 0.38%

SunBridge Manager, LLC – 4.30%

SunBridge Holdings, LLC – 4.30%

Realty Investment Company, Inc – 4.30%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons – 0

(ii) Shared power to vote or to direct the vote

FJ Capital Management LLC – 1,081,598 shares

Financial Opportunity Fund LLC – 432,483 shares

Financial Opportunity Long/Short Fund LLC – 4,792 shares

Martin S. Friedman – 1,081,598 shares

Bridge Equities III, LLC – 371,047shares

Bridge Equities VIII, LLC – 89,030 shares

Bridge Equities IX, LLC – 15,656 shares

Bridge Equities X, LLC – 20,538 shares

Bridge Equities XI, LLC – 48,052 shares

SunBridge Manager, LLC – 544,323 shares

SunBridge Holdings, LLC - 544,323 shares

Realty Investment Company, Inc – 544,323 shares

CUSIP: 825107105	Page 17 of 18

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 537,275 shares

Financial Opportunity Fund LLC – 432,483 shares

Financial Opportunity Long/Short Fund LLC – 4,792 shares

Martin S. Friedman – 537,275 shares

Bridge Equities III, LLC – 371,047shares

Bridge Equities VIII, LLC – 89,030 shares

Bridge Equities IX, LLC – 15,656 shares

Bridge Equities X, LLC – 20,538 shares

Bridge Equities XI, LLC – 48,052 shares

SunBridge Manager, LLC – 544,323 shares

SunBridge Holdings, LLC - 544,323 shares

Realty Investment Company, Inc – 544,323 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

CUSIP: 825107105	Page 18 of 18

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/13/2017

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:      /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:      /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ Capital Management LLC

By:      /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

/s/ Martin S. Friedman

MARTIN S. FRIEDMAN

SIGNATURE

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C, 1001)

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Shore Bancshares, Inc shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY FUND LLC

By:    FJ Capital Management, LLC

By:      /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FINANCIAL OPPORTUNITY LONG/SHORT FUND LLC

By:    FJ Capital Management, LLC

By:      /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By:      /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

/s/ Martin S. Friedman

MARTIN S. FRIEDMAN

BRIDGE EQUITIES III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SUNBRIDGE MANAGER, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SUNBRIDGE HOLDINGS, LLC

By: Realty Investment Company, Inc., its Manager

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

REALTY INVESTMENT COMPANY, INC.

By:      /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President